EXHIBIT 99.1

YP.NET  INC.  CHANGES  ITS  NAME  TO  YP  CORP.
Wednesday  April  21,  4:32  pm  ET

MESA, Ariz.--(BUSINESS WIRE)--April 21, 2004--YP.Net Inc. (OTC BB: YPNT - News),
                                                                   ----   ----
a leading provider of Internet yellow pages and related services, has changed its name to YP Corp.

Angelo Tullo, YP Corp.'s CEO, commented, "The name YP.Net Inc. looked like an Internet URL rather than a company name. The YP Corp. name maintains our clear association with the yellow pages industry without being confused with a URL."

DeVal Johnson, YP Corp.'s vice president, stated, "As we develop our brand YP.Com and other brands for different products or different parts of the world, we can more easily relate them to the YP Corp. name while avoiding confusion with other online yellow page companies."

About  YP  Corp.

YP Corp. is a leading provider of Internet-based Yellow Pages services through its wholly owned subsidiary Telco Billing Inc., under the brand YP.Com. The company offers an Internet Advertising Package ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages Web site at www.YP.Com. The company's Web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of Dec. 31, 2003, YP Corp. had about 285,000 IAP advertisers.

YP Corp. also provides an array of other Internet services that complement its Yellow Pages Web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (Web site design & hosting services).

YP Corp. is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations -- Yellow Page Integrated Media Association "YPIMA," the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly represents independent Yellow Pages publishers.

     For  Information  Contact
     Rick  Cook
     Public  Relations
     YP  Corp.
     480-654-9646
     rickc@YPCorp.com
     ----------------


----------------
Contact:
     YP  Corp.,  Mesa
     Rick  Cook,  480-654-9646  (Public  Relations)
     rickc@YPCorp.com
     ----------------